EXHIBIT 99.1

First Citizens BancShares Announces Merger Between Two Banking Subsidiaries

First Citizens and IronStone Banks to Merge; Combined Bank to be Named First Citizens Bank

RALEIGH, N.C., Oct. 30, 2008 (GLOBE NEWSWIRE) -- First Citizens BancShares (Nasdaq:FCNCA) today announced that it will seek regulatory approval to merge its two banking subsidiaries: First Citizens Bank and IronStone Bank. BancShares' Board of Directors approved the merger during its third quarter meeting on Oct. 27.

Subject to federal and state regulatory approval, IronStone Bank, currently a federal thrift institution, will become part of First Citizens Bank, which operates under a North Carolina commercial bank charter.

"The merger of our two banking subsidiaries, known for experienced associates and exceptional customer service and products, strengthens our national presence under a single identity in many of the nation's top growth markets," said Lewis R. Holding, chairman of the board. "The combined bank will provide better growth opportunities to build our company for the future."

Approval of the merger is expected in the first quarter of 2009.

"This will be a seamless transition for all of our customers. They will have the convenience of being able to bank from coast to coast. IronStone customers will also benefit from the history, stability and liquidity of First Citizens Bank and the company's superior five-star financial rating," said Holding.

Raleigh-headquartered First Citizens BancShares is the 62nd largest financial holding company in the United States with $16.7 billion in assets, 401 offices and 4,955 employees.

First Citizens Bank has been in business for 110 years. It has 343 offices in Maryland, North Carolina, Virginia, Tennessee and West Virginia. IronStone Bank, which opened in 1997, has 58 offices in Arizona, California, Colorado, Florida, Georgia, Kansas, Missouri, New Mexico, Oklahoma, Oregon, Texas and Washington.

For more information, visit First Citizens' Web site at firstcitizens.com.

CONTACT:  First Citizens BancShares
          Barbara Thompson
          (919) 716-2716